Exhibit 99.1

QC Holdings, Inc. Reports Third Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--November 4, 2010--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $2.3 million and revenues of $48.4 million for the quarter ended September 30, 2010. For the nine months ended September 30, 2010, income from continuing operations totaled $9.4 million and revenues were $142.8 million.

“Our third quarter results reflect the ongoing challenges associated with the negative effects of legislative changes in Washington, South Carolina, Arizona, Virginia and Kentucky,” said QC Chairman and Chief Executive Officer Don Early. “With our revenue down significantly in each of those states, our field employees are focused on delivering outstanding service to our customers, collecting past-due loans and limiting discretionary expenditures.

“With respect to states where there have been no recent regulatory or legislative changes, our third quarter results were unremarkable, with lower losses and expenses being substantially offset by reduced loan volumes compared to prior year.”

For the three and nine months ended September 30, 2009, income from continuing operations totaled $4.7 million and $15.5 million, respectively, and revenues were $55.5 million and $160.0 million, respectively.

The three and nine months ended September 30, 2010 and 2009 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three and nine months ended September 30, 2010 and 2009 are provided below.

** Third Quarter **

Revenues decreased $7.1 million, or 12.8%, quarter-to-quarter. This decline is primarily due to reduced payday loan volumes from unfavorable law changes effective January 1, 2010 in Washington and South Carolina that restrict customer access to payday loans and the June 30, 2010 termination of the payday loan law in Arizona. A $1.4 million improvement in automotive sales and interest revenues partially offset these declines.

Branch operating costs, exclusive of loan losses, increased $882,000 compared to prior year’s third quarter, totaling $23.4 million during the three months ended September 30, 2010. This increase is attributable to higher cost of sales associated with the automotive business.

A better collection rate and improvement in the company’s automotive loan loss experience during third quarter 2010 resulted in a $3.1 million decline in loan losses compared to prior year’s third quarter. The loss ratio for the current quarter dropped to 23.0% compared to 25.8% in third quarter 2009.

QC’s branch gross profit in third quarter 2010 was $13.9 million, down from $18.7 million in prior year’s third quarter. The aggregate decline in gross profit from South Carolina, Washington, Arizona, Virginia and Kentucky totaled $5.0 million quarter-to-quarter.

Regional and corporate expenses totaled $8.8 million during the three months ended September 30, 2010 compared to $9.7 million in third quarter 2009. The decrease is largely attributable to reduced performance-based incentive compensation.

Net interest expense decreased to $566,000 in the current quarter compared to $789,000 in third quarter 2009 as a result of lower average debt balances. The company’s effective income tax rate was 39.7% during third quarter 2010, up from the 38.0% in prior year, primarily due to an increase in non-deductible expenditures as a percentage of income from continuing operations before income taxes.

“Our branches in states with negative legislative and regulatory changes are in a very challenging period right now,” noted QC President and Chief Operating Officer Darrin Andersen. “For those branches to achieve long-term viability, we have reduced expenses to core levels to compensate for the significant declines in revenue. Unfortunately, in most cases, workforce reductions are the only way to realize any meaningful cost savings. As a result, many of our branches in Washington, South Carolina and Arizona are now operated by only one employee.

“On a more positive note, we continue to see progress in our automotive business,” noted Andersen. “Our sales volume has improved dramatically over prior year as customers have responded favorably to our consistent approach for providing attractive automobiles in a clean, professional and helpful environment. In addition, our loss rates have improved due to better-quality approvals and focused collection efforts.”

** Nine Months Ended September 30 **

The company’s revenues declined approximately 10.8% to $142.8 million during the nine months ended September 30, 2010 versus $160.0 million in the same 2009 period. This decline is due to reduced payday and installment loan volume for the same reasons as noted in the quarterly discussion above. Revenues from South Carolina, Washington, Arizona, Kentucky and Virginia – states that have experienced recent law changes – declined approximately $18.5 million period-to-period. These declines were partially offset by a $3.4 million increase in automobile loan revenues.

Branch operating costs, exclusive of loan losses, totaled $68.2 million during the nine months ended September 30, 2010, essentially the same as in the prior year. Reduced compensation and occupancy costs were offset by higher cost of sales for automobile purchases and increased marketing costs.

During the nine months ended September 30, 2010, the company reported loan losses of $28.3 million compared to $34.0 million in 2009. The company’s loss ratio improved to 19.8% during 2010 (versus 21.2% in the same 2009 period), largely due to improvements in the automotive division and the poor 2009 loss experience associated with the company’s Virginia open-end credit product. The company received cash of approximately $327,000 from selling older debt during the first nine months of 2010 compared to $792,000 in the prior year period.

Branch gross profit decreased to $46.4 million for the nine months ended September 30, 2010 from $57.9 million during the same 2009 period. The decrease period-to-period was attributable to declines from legislative and regulatory-affected states, partially offset by improvements in the automotive division.

Regional and corporate expenses totaled $27.0 million during the nine months ended September 30, 2010 versus $27.7 million during the nine months ended September 30, 2009. This decrease is attributable to reduced performance-based incentive compensation.

Net interest expense declined approximately $824,000 during the nine months ended September 30, 2010 compared to the prior year period as a result of lower average debt balances. The company’s effective income tax rate was 39.2% and 38.4% during the nine months ended September 30, 2010 and 2009, respectively.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable December 1, 2010 to stockholders of record as of November 17, 2010.

-BUSINESS OUTLOOK -

“We are proud of our employees’ response to the many hurdles placed in front of them by over-reaching legislators as we work to provide superior service to our customers,” Early said. “Field personnel in all of our states have demonstrated tremendous resourcefulness as our company and industry weather challenges to our business model, as well as weaknesses in the broader economy fueled by high unemployment, lagging consumer confidence and stagnant growth.

“We transitioned to a title loan product in Arizona on July 1 and the initial customer demand has been slower than expected, with Arizona’s third quarter revenues dropping to approximately 20% of second quarter revenues. If loan volumes do not improve over the next few months, it is unlikely we will be able to continue to provide credit solutions to Arizona consumers and will be forced to close the majority of our 27 branches in that state.

“As we noted in the previous quarter, we expect that our 2010 annual revenues will decline by approximately $23 million to $25 million from prior year, primarily as a result of negative legislative changes. These revenue declines, including the disappointing transition in Arizona, are expected to cause a reduction in gross profit from prior year of approximately $16 million to $18 million.

“We are excited about the progress of our automotive group during 2010 and the opportunities this success opens for the company. We continue to explore diversification strategies that fit with our operating strengths, customer knowledge and return expectations.

“While 2010’s results have been frustrating when compared to prior years, establishing legislative and regulatory stability in a greater number of states is a meaningful step toward long-term value. We are committed to meeting the tremendous demand for short-term consumer loans and have demonstrated our ability to provide a competitive credit alternative in a convenient, confidential and customer-focused manner.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 537 branches in 24 states at September 30, 2010. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 537 branches through a combination of de novo branches and acquisitions. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2009, the company advanced nearly $1.3 billion to customers and reported total revenues of $220.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Kentucky and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with future acquisitions, and (9) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenues
Payday loan fees	$42,016	$33,609	$117,659	$101,005
Automotive sales, interest and fees	3,820	5,212	11,449	14,784
Other	9,680	9,615	30,869	26,994
Total revenues	55,516	48,436	159,977	142,783
Branch expenses
Salaries and benefits	11,012	10,872	33,258	31,967
Provision for losses	14,326	11,152	33,984	28,269
Occupancy	5,710	5,632	17,431	16,649
Cost of sales - automotive	1,560	2,647	5,160	7,070
Depreciation and amortization	952	832	2,917	2,561
Other	3,247	3,380	9,366	9,916
Total branch expenses	36,807	34,515	102,116	96,432
Branch gross profit	18,709	13,921	57,861	46,351

Regional expenses	3,412	3,483	10,258	10,695
Corporate expenses	6,238	5,289	17,414	16,340
Depreciation and amortization	710	659	2,270	2,028
Interest expense, net	789	566	2,643	1,819
Other expense, net	30	39	183	73
Income from continuing operations before income taxes	7,530	3,885	25,093	15,396
Provision for income taxes	2,864	1,541	9,635	6,029
Income from continuing operations	4,666	2,344	15,458	9,367
Loss from discontinued operations, net of income tax	(34)	(304)	(812)	(716)
Net income	$4,632	$2,040	$14,646	$8,651

Earnings (loss) per share:
Basic
Continuing operations	$0.26	$0.13	$0.86	$0.52
Discontinued operations	-	(0.02)	(0.05)	(0.04)
Net income	$0.26	$0.11	$0.81	$0.48

Diluted
Continuing operations	$0.26	$0.13	$0.86	$0.52
Discontinued operations	-	(0.02)	(0.05)	(0.04)
Net income	$0.26	$0.11	$0.81	$0.48
Weighted average number of common shares outstanding:
Basic	17,408	17,166	17,446	17,332
Diluted	17,589	17,258	17,577	17,411

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Income from continuing operations	$4,666	$2,344	$15,458	$9,367
Provision for income taxes	2,864	1,541	9,635	6,029
Depreciation and amortization	1,662	1,491	5,187	4,589
Interest expense	792	568	2,653	1,825
Non-cash losses on property dispositions	30	39	183	73
Stock option and restricted stock expense	546	486	1,991	1,685
Adjusted EBITDA	$10,560	$6,469	$35,107	$23,568

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2009	September 30, 2010
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$21,151	$15,206
Loans receivable, less allowance for losses of $10,803 at December 31, 2009 and $9,720 at September 30, 2010	74,973	66,027
Prepaid expenses and other current assets	10,183	11,302
Total current assets	106,307	92,535
Property and equipment, net	18,286	15,219
Goodwill	16,491	16,491
Other assets, net	7,002	7,549
Total assets	$148,086	$131,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$162	$1,380
Accrued expenses and other liabilities	14,285	10,980
Deferred revenue	5,077	3,303
Revolving credit facility	20,500	12,950
Current portion of long-term debt	9,900	9,950
Total current liabilities	49,924	38,563

Non-current liabilities	4,905	4,873

Long-term debt	27,707	19,293
Total liabilities	82,536	62,729

Commitments and contingencies
Stockholders’ equity	65,550	69,065
Total liabilities and stockholders’ equity	$148,086	$131,794

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	557	545	585	556
De novo branches opened	2		3	1
Acquired branches
Branches closed	(1)	(8)	(30)	(20)
Number of branches, end of period	558	537	558	537

Short-term Lending Comparable Branch Data:
Total number of comparable branches	532	532	531	531
Comparable branch revenue	$51,615	$43,060	$148,121	$127,529
Percentage change		(16.5%)		(13.9%)
Comparable branch net revenues	$38,281	$33,003	$116,567	$101,398
Percentage change		(13.8%)		(13.0%)

Operating Data – Short-term Loans:
Loan volume	$292,008	$231,848	$827,396	$688,278
Average loan (principal plus fee)	366.15	374.92	367.16	375.52
Average fee	54.12	56.13	53.59	56.03

Operating Data – Installment Loans:
Loan volume	$7,877	$9,382	$21,792	$20,888
Average loan (principal)	501.63	490.04	500.51	488.66
Average term (days)	185	174	184	172

Operating Data – Automotive Loans:
Loan volume	$3,074	$4,159	$9,470	$11,898
Average loan (principal)	8,910	9,453	8,784	9,209
Average term (months)	31	32	31	32
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$4,571	$4,666	$13,186	$12,824
Credit services fees	1,802	1,915	4,885	5,312
Other	3,307	3,034	12,798	8,858
Total	$9,680	$9,615	$30,869	$26,994

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$23,286	$20,492	$62,194	$57,431
Recoveries	(9,893)	(9,481)	(31,562)	(28,158)
Adjustment to provision for losses based on evaluation of outstanding receivables	933	141	3,352	(1,004)
Total provision for losses	$14,326	$11,152	$33,984	$28,269

Provision for losses as a percentage of revenues	25.8%	23.0%	21.2%	19.8%
Provision for losses as a percentage of loan volume (all products)	4.4%	4.2%	3.7%	3.6%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications